Exhibit 99.1

FOR IMMEDIATE RELEASE

PLEXUS CORP. AND KONTRON AG ANNOUNCE STRATEGIC ARRANGEMENT

Plexus Confirms and Narrows Fiscal First Quarter 2012 Guidance Range

NEENAH, WI, January 4, 2012 — Plexus Corp. (NASDAQ: PLXS) and Kontron AG (FWB:KBC) today announced their intention to enter into a strategic manufacturing arrangement. Under this proposed arrangement Kontron AG (Kontron) will transition all manufacturing of its Kontron Design Manufacturing Services (M) Sdn. Bhd. subsidiary (KDMS) located in Penang, Malaysia to Plexus Corp. (Plexus), primarily to its Penang facilities. Plexus would acquire the inventory and equipment of KDMS, hire substantially all KDMS employees and pay a modest premium; in exchange Kontron would commit to approximately $100 million of incremental revenue annually for two years. No real estate is included in this proposed transaction. The arrangement is subject to entry into a definitive agreement, which is anticipated over the next few weeks and expected to provide for total consideration of approximately $30 - 35 million for the assets to be transferred.

Dean Foate, Plexus President and Chief Executive Officer, commented, “We believe this strategic arrangement will expand and strengthen our existing relationship with Kontron, capitalizing on our demonstrated leadership in mid-to-low volume, higher complexity manufacturing programs. Kontron is a global leader in embedded computing technology and a strong partner for Plexus in our Industrial/Commercial market sector. In fiscal 2012 this arrangement is expected to add an incremental $50 - $75 million of revenue for Plexus, based on specified volumes from Kontron, and be modestly accretive to EPS. Once fully transitioned into our manufacturing facilities, which is expected by the end of our fiscal 2012, we anticipate that the program will be consistent with our long-term financial model. We will provide further details regarding this agreement during our scheduled fiscal first quarter earnings announcement conference call on January 19, 2012.”

Ulrich Gehrmann, Kontron Chief Executive Officer, added, “The agreement enables Kontron to focus on our core competencies in providing superior engineering services. By expanding our relationship with Plexus, Kontron ensures its continued commitment to best-in-class quality products. The result is an increase of efficiency in operational expenses and working capital, positioning Kontron for a larger market penetration of higher gross margin design wins.”

Plexus further announces a refinement to its fiscal first quarter guidance range. Fiscal first quarter revenue is now anticipated to be in the range of $525 to $530 million with EPS in the range of $0.48 to $0.50, excluding any restructuring charges and including approximately $0.07 per share of stock-based compensation expense. This represents a narrowing of the prior guidance which was revenue in the range of $510 to $540 million with EPS of $0.44 to $0.49. In addition, we currently expect to report new program wins for the fiscal first quarter of 2012 of approximately $200 million, exclusive of this arrangement with Kontron which will be included in fiscal second quarter 2012 program wins.

For further information about the proposed Kontron arrangement, please consult a summary at http://www.plexus.com/news.php or contact:

Ginger Jones, Plexus Corp. Senior VP and Chief Financial Officer

920-751-5487 or ginger.jones@plexus.com

About Plexus Corp. – The Product Realization Company

Plexus (www.plexus.com) delivers optimized Product Realization solutions through a unique Product Realization Value Stream service model. This customer-focused services model seamlessly integrates innovative product conceptualization, design, commercialization, manufacturing, fulfillment and sustaining services to deliver comprehensive end-to-end solutions for customers in the Americas, European and Asia-Pacific regions.

Plexus is the industry leader in servicing mid-to-low volume, higher complexity customer programs characterized by unique flexibility, technology, quality and regulatory requirements. Award-winning customer service is provided to over 130 branded product companies in the Networking/Communications, Medical, Industrial/Commercial and Defense/Security/Aerospace market sectors.

About Kontron AG

Kontron is a global leader in embedded computing technology. With more than 30% of its employees in R&D, Kontron creates many of the standards that drive the world’s embedded computing platforms. Kontron’s product longevity, local engineering, support, and value-added services helps to create a sustainable and viable embedded solution for OEMs and system integrators. Kontron works closely with its customers on their embedded application ready platforms and customer solutions, enabling them to focus on their core competencies. The result is an accelerated time-to-market, reduced total-cost-of-ownership and improved overall application with leading-edge, highly-reliable embedded technology. Kontron is listed on the German TecDAX stock exchanges under the symbol “KBC”.

Safe Harbor and Fair Disclosure Statement

The statements contained in this release which are guidance or which are not historical facts (such as statements in the future tense and statements including “believe,” “expect,” “intend,” “plan,” “anticipate,” “goal,” “target” and similar terms and concepts), including all discussions of periods which are not yet completed, are forward-looking statements that involve risks and uncertainties. These risks and uncertainties include, but are not limited to: the risk that unsatisfied closing conditions or other factors cause a delay or termination of the Kontron agreement or that the Kontron agreement does not result in the revenues or margins anticipated by us; the risk of customer delays, changes, cancellations or forecast inaccuracies in both ongoing and new programs; the poor visibility of future orders, particularly in view of current economic conditions; the economic performance of the industries, sectors and customers we serve; the effects of the volume of revenue from certain sectors or programs on our margins in particular periods; our ability to secure new customers, maintain our current customer base and deliver product on a timely basis; the risk that our revenue and/or profits associated with customers who are acquired by third parties will be negatively affected; the particular risks relative to new or recent customers or programs, including our arrangements with The Coca-Cola Company, which risks include customer and other delays, start-up costs, potential inability to execute, the establishment of appropriate terms of agreements, and the lack of a track record of order volume and timing; the risks of concentration of work for certain customers; our ability to manage successfully a complex business model characterized by high customer and product mix, low volumes and demanding quality, regulatory, and other requirements; the risk that new program wins and/or customer demand may not result in the expected revenue or profitability; the fact that customer orders may not lead to long-term relationships; the effects of shortages and delays in obtaining components as a result of economic cycles or natural disasters, such as the floods in Thailand; raw materials and component cost fluctuations, particularly due to sudden increases in customer demand; the risks associated with excess and obsolete inventory, including the risk that inventory purchased on behalf of our customers may not be consumed or otherwise paid for by the customer, resulting in an inventory write-off; the weakness of the global economy and the continuing instability of the global financial markets and banking system, including the potential inability of our customers or suppliers to access credit facilities; the effect of changes in the pricing and margins of products; the effect of start-up costs of new programs and facilities, including our recent and planned expansions, such as our potential new replacement facility in Oradea, Romania, and our expansion in Penang, Malaysia, Darmstadt, Germany and Xiamen, China; the risk of unanticipated costs, unpaid duties and penalties related to an ongoing audit of our import compliance by U.S. Customs and Border Protection; increasing regulatory and compliance requirements; possible unexpected costs and operating disruption in transitioning programs; the potential effect of fluctuations in the value of the currencies in which we transact business; the potential effect of world or local events or other events outside our control (such as drug cartel-related violence in Mexico, changes in oil prices and terrorism); the impact of increased competition; and other risks detailed in the Company’s Securities and Exchange Commission filings (particularly in Part I, Item 1A of our annual report on Form 10-K for the fiscal year ended October 1, 2011).